Exhibit 5.2

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, P.C.

Baker Donelson Center, Suite 800

211 Commerce Street

Nashville, Tennessee 37201

Phone: (615) 726-5600

Fax: (615) 726-0464

November 12, 2013

Cash America International, Inc.

1600 West 7th Street

Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as special Alabama counsel to Cash America, Inc. of Alabama, an Alabama corporation (“Cash America Alabama”), and as special Tennessee counsel to Cash America, Inc. of Tennessee, a Tennessee corporation (“Cash America Tennessee”), and to Tiger Pawn & Gun, Inc., a Tennessee corporation (“Tiger Pawn” and together with Cash America Alabama and Cash America Tennessee, the “Designated Guarantors”), in connection with the issuance by Cash America International, Inc., a Texas corporation (the “Company”), of up to $300,000,000 aggregate principal amount of the Company’s 5.75% Senior Notes due 2018 (the “Exchange Notes”) to be offered in exchange for the Company’s issued and outstanding unregistered 5.75% Senior Notes due 2018 (the “Old Notes”), and the related guarantees of the Exchange Notes (the “Guarantees”) by the guarantors named therein (the “Guarantors”), including the Designated Guarantors. The Exchange Notes, together with their respective Guarantees, are to be offered in exchange for the Old Notes pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Old Notes were, and the Exchange Notes will be, issued under an indenture among the Company, the Guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, as filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 15, 2013, as may be supplemented and amended (the “Indenture”).

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement, including the prospectus forming a part thereof (the “Prospectus”) and the exhibits filed therewith; (ii) the charters of Cash America Tennessee and Tiger Pawn and the certificate of incorporation of Cash America Alabama; (iii) the respective bylaws of the Designated Guarantors; (iv) resolutions adopted by the respective boards of directors of the Designated Guarantors; (v) the Indenture, including the Guarantees; (vi) the respective secretary’s certificates of the Designated Guarantors; and (vii) certificates of existence from the states of organization for each of the Designated Guarantors. We have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and of officers of the Designated Guarantors. We have not independently established any of the facts so relied on.

ALABAMA FLORIDA GEORGIA LOUISIANA MISSISSIPPI TENNESSEE TEXAS WASHINGTON, D.C.

Cash America International, Inc.

November 12, 2013

For the purposes of this opinion letter, we further have made the assumptions that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; (iv) all signatures on each such document are genuine; and (v) the Registration Statement and any amendments thereto (including post-effective amendments), will have become effective. We also have assumed for purposes of this opinion letter the legal capacity of natural persons and that each party to the documents we have examined or relied on (other than the Designated Guarantors) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against it. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the laws of the State of Alabama (insofar as the opinions relate to Cash America Alabama) and the laws of the State of Tennessee (in so far as the opinions relate to Cash America Tennessee and Tiger Pawn). We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of federal law, the laws of any states other than Alabama or Tennessee or the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that:

1. Cash America Alabama is validly existing as a corporation and in good standing under the laws of the State of Alabama, and Cash America Tennessee and Tiger Pawn are each validly existing as corporations and in good standing under the laws of the State of Tennessee.

2. The Designated Guarantors have the requisite corporate power and authority to guarantee the Exchange Notes pursuant to the Indenture and to perform their respective obligations thereunder.

3. The Indenture and the Guarantees have been duly authorized by all requisite corporate action by each of the Designated Guarantors. The Indenture has been duly executed and delivered by each of the Designated Guarantors.

The opinion expressed in numbered paragraph 1 above with respect to the existence and good standing of each of the Designated Guarantors is based solely on (a) the certificates of existence obtained from the Alabama Secretary of State and the Tennessee Secretary of State as of the date of the applicable certificate for a particular Designated Guarantor and (b) with respect to Cash America, Inc. of Alabama, a verbal confirmation of good standing from the Alabama Department of Revenue to both our law firm and the Company on November 12, 2013.

Although attorneys in our firm are licensed to practice law in a variety of jurisdictions, only those admitted to the bars in the State of Alabama and the State of Tennessee have been involved in the issuance of this opinion, and we express no opinion as to the laws of any jurisdiction other than the State of Alabama and the State of Tennessee. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Cash America International, Inc.

November 12, 2013

The foregoing opinions are rendered as of the date hereof, and we have not undertaken to supplement this opinion with respect to factual matters or changes in law which may occur after the date of the effectiveness of the Registration Statement. The opinions expressed in this letter are provided as legal opinions only and not as guaranties or warranties of the matters discussed herein. Subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Hunton & Williams LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

The limitations inherent in the role of special local counsel are such that we cannot and have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the information included in the Registration Statement, the exhibits filed therewith or the Prospectus and, except for the opinions contained herein, we have not participated in the preparation of any material in connection with the filing by the Company and the Guarantors with the Commission of the Registration Statement or the Prospectus with respect to the registration of the Exchange Notes and assume no responsibility for the contents of any such material.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 and to the reference to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ BAKER, DONELSON, BEARMAN,
CALDWELL & BERKOWITZ, PC